Exhibit 99.1

Press Release

Community Valley Bancorp Reports Earnings for Third Quarter 2007

(Chico, CA 10/19/07) – Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and BCB Insurance Agency, LLC (the “Agency”), today announced its financial results for the third quarter and nine month period ended September 30, 2007.

Consolidated earnings were $2,178,000 for the quarter ended September 30, 2007. This represents an increase of $445,000 or 25.7% from the third quarter of 2006. Diluted earnings per share were $0.29 in the third quarter of 2007, an increase of 26.1% compared to $0.23 in the third quarter of 2006. Earnings for the first nine months of 2007 were $5,071,000. This represents a decrease of $521,000 or 9.3% from the same period in 2006. Diluted earnings per share were $0.67, a decrease of 8.2% for the nine month period ending September 30, 2007, compared to $0.73 for the same period in 2006.

As of September 30, 2007, total assets were $572.3 million and total deposits were $492.6 million, representing increases of 7.7% and 5.6% respectively, over the September 30, 2006 totals of $531.4 million and $466.4 million. Interest-bearing deposits increased $34.2 million, or 9.0%, from $381.8 million at September 30, 2006, to $416.0 million at September 30, 2007. Non-interest bearing demand deposits decreased $8.1 million or 9.6% from $84.6 million at September 30, 2006 to $76.5 million at September 30, 2007.

Loans were $469.4 million as of September 30, 2007, up 1.3% over the September 30, 2006 total of $463.4 million. Asset quality remained strong, with only $233,000 or 0.05% of total loans considered non-performing at September 30, 2007 down from $659,000 or 0.14% of total loans at September 30, 2006. Charged-off loans net of recoveries, were only $18,000, or 0.004% of outstanding loans, for the nine month period ended September 30, 2007 compared to the net charge-offs of $35,000 for the nine month period ended September 30, 2006.

Net interest income for the third quarter ending September 30, 2007 decreased $528,000 or 6.5% to $7.6 million as compared to $8.1 million for the same period in 2006. Interest income from earning assets was $11.1 million for the third quarter which was $458,000 or 4.3% more than the same period in 2006. Interest expense was $3.5 million for the third quarter ending September 30, 2007 which was $986,000 or 38.5% more than the same period in 2006. This increase was the result of rising deposit interest rates and the migration of lower cost deposits to higher cost deposit products. As a result the net interest margin for the third quarter ended September 30, 2007 declined 109 basis points to 5.65% as compared to 6.74% for the third quarter of 2006.

Net interest income for the first nine months of the year ended September 30, 2007 decreased $1,239,000 or 5.3% to $22.3 million as compared to $23.6 million for the same period in 2006. Interest income from earning assets was $32.7 million for the first nine months which was $2.6 million or 8.8% more than the same period in 2006. Interest expense was $10.4 million for the nine months ending September 30, 2007 which was $3.9 million or 59.8% more than the same period in 2006. As a result the net interest margin for the first nine months of the year ended September 30, 2007 declined 93 basis points to 5.82% as compared to 6.75% for the same period in 2006.

Non-interest income for the quarter ended September 30, 2007 increased $1.1 million or 74.2% to $2.7 million compared to $1.5 million in the same quarter of 2006. The primary reason for this increase was the gain realized from the sale of mortgage servicing rights which resulted in a pre tax net gain of approximately $730,000. Non-interest income for the nine months ended September 30, 2007 increased $1.5 million or 30% to $6.3 million compared to $4.9 million in the same period in 2006. Increases in service charge income from deposit accounts were realized in both periods as well as the sale of the mortgage servicing rights mentioned above. The year to date non-interest income was partially offset by decreases in gains from the sale of loans.

Non-interest expense for the quarter ended September 30, 2007 increased $299,000, or 4.8% compared to the same period in 2006, due to incremental expenses from the two new branches opened in the fourth quarter of 2006 and the new corporate headquarters opened at the beginning of 2007. Non-interest expense for the first nine months ending September 30, 2007 was $19.9 million compared to $18.1 million in the same period in 2006 an increase of $1.8 million or 10.3% for the same reasons as discussed above.

The Company’s annualized return on average assets (ROA) was 1.51% in the third quarter of 2007 compared to 1.31% in 2006 and annualized return on average equity (ROE) was 17.36% in the third quarter of 2007 compared to 14.98% in 2006. On a year to date basis ROA was 1.19% in 2007 compared to 1.46% in 2006 and ROE was 14.15% compared to 16.86%.

Our second full service branch in Redding opened on schedule in August and we also opened our full service branch in Anderson shortly after that. Our long-term outlook for this north state region is one of great opportunity which we intend to take full advantage of as we increase our presence and gain market share.

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	September 30, 2007	December 31, 2006	September 30, 2006
ASSETS
Cash and due from banks	$17,351,000	$20,558,000	$16,455,000
Federal funds sold	34,460,000	42,070,000	8,410,000
Interest-bearing deposits in banks	3,259,000	2,278,000	3,664,000
Investment securities	6,366,000	5,127,000	5,231,000

Loans:
Real estate	306,995,000	313,551,000	316,117,000
Commercial	115,904,000	90,986,000	109,022,000
Consumer	50,123,000	43,789,000	41,711,000
Other	2,247,000	790,000	2,847,000
Deferred loan originations fees, net	(542,000)	(802,000)	(932,000)
Allowance for loan losses	(5,372,000)	(5,274,000)	(5,368,000)
Total loans, net	469,355,000	443,040,000	463,397,000

Premises and equipment	17,904,000	15,359,000	14,366,000
Accrued interest receivable and other assets	23,620,000	21,605,000	19,898,000

Total Assets	$572,315,000	$550,037,000	$531,421,000

LIABILITIES
Noninterest-bearing deposits	$76,538,000	$76,988,000	$84,625,000
Interest checking, money market & savings deposits	259,267,000	237,607,000	205,862,000
Time deposits	156,772,000	170,261,000	175,944,000

Total deposits	492,577,000	484,856,000	466,431,000

Notes payable	1,125,000	1,217,000	1,244,000
Junior subordinated debentures	16,496,000	8,248,000	8,248,000
Accrued interest payable and other liabilities	11,850,000	9,989,000	9,686,000

Total liabilities	522,048,000	504,310,000	485,609,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	50,267,000	45,727,000	45,812,000

Total Liabilities and Shareholders’ Equity	$572,315,000	$550,037,000	$531,421,000

Nonperforming loans to total loans	0.05%	0.02%	0.05%
Net chargeoffs to average loans (annualized)	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	1.15%	1.18%	1.16%
Leverage Ratio	11.87%	10.10%	10.50%
Tier 1 Risk-Based Capital Ratio	12.65%	10.90%	10.80%
Total Risk-Based Capital Ratio	13.67%	11.90%	11.70%

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

	September 30, 2007	September 30, 2006	% Change
Three Months Ending:
Interest income	$11,127,000	$10,670,000	4.28%
Interest expense	3,547,000	2,561,000	38.50%

Net interest income	7,580,000	8,109,000	(6.52)%
Provision for loan losses	75,000	225,000	(66.67)%
Total noninterest income	2,653,000	1,523,000	74.20%
Total noninterest expense	6,569,000	6,270,000	4.77%

Income before provision for income taxes	3,589,000	3,137,000	14.41%
Provision for income taxes	1,411,000	1,404,000	0.50%

Net income	$2,178,000	$1,733,000	25.68%

Basic earnings per share	$0.29	$0.24	20.83%
Diluted earnings per share	$0.29	$0.23	26.07%
Average diluted shares outstanding	7,632,000	7,702,000	(0.91)%

Net interest margin as a percentage	5.65%	6.74%	(16.17)%

Operating Ratios:
Return on average assets	1.51%	1.31%	15.27%
Return on average equity	17.36%	14.98%	15.89%
Efficiency ratio (fully taxable equivalent)	64.20%	65.10%	(1.38)%

	September 30, 2007	September 30, 2006	% Change
Nine Months Ending:
Interest income	$32,703,000	$30,055,000	8.81%
Interest expense	10,391,000	6,504,000	59.76%

Net interest income	22,312,000	23,551,000	(5.26)%
Provision for loan losses	150,000	675,000	(77.78)%
Total noninterest income	6,341,000	4,884,000	29.83%
Total noninterest expense	19,933,000	18,065,000	10.34%

Income before provision for income taxes	8,570,000	9,695,000	(11.60)%
Provision for income taxes	3,499,000	4,103,000	(14.72)%

Net income	$5,071,000	$5,592,000	(9.32)%

Basic earnings per share	$0.69	$0.77	(10.39)%
Diluted earnings per share	$0.67	$0.73	(8.22)%
Average diluted shares outstanding	7,607,000	7,683,000	(0.99)%

Net interest margin as a percentage	5.82%	6.75%	(13.78)%

Operating Ratios:
Return on average assets	1.19%	1.46%	(18.49)%
Return on average equity	14.15%	16.86%	(16.07)%
Efficiency ratio (fully taxable equivalent)	69.56%	63.53%	9.79%